364-DAY CREDIT AGREEMENT

          dated as of September 2, 1999

                      among

                 PENTAIR, INC.,

         Various Financial Institutions,

         BANC ONE CAPITAL MARKETS, INC.,
              as Syndication Agent,

         U.S. BANK NATIONAL ASSOCIATION
                       and
   MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Co-Documentation Agents,

                       and

             BANK OF AMERICA, N.A.,
             as Administrative Agent


         BANC OF AMERICA SECURITIES, LLC
                       and
         BANC ONE CAPITAL MARKETS, INC.
      Co-Lead Arrangers and Co-Book Managers

               TABLE OF CONTENTS

ARTICLE I   Definitions and Terms                                     1
            1.01 Definitions                                          1
            1.02 Rules of Interpretation                             11

ARTICLE II  The Committed Facility                                   12
            2.01 Commitments                                         12
            2.02 Procedure for Committed Borrowings                  12
            2.03 Conversion and Continuation Elections for
                 Committed Borrowings                                13
            2.04 Interest on Committed Loans                         14
            2.05 Optional Prepayments                                14
            2.06 Reduction or Termination of the Commitments         14
            2.07 Extension of Termination Date                       15

ARTICLE III Competitive Bid Facility                                 16
            3.01 Competitive Bid Loans                               16
            3.02 Procedures for Bid Borrowings                       16

ARTICLE IV  General Credit Terms                                     20
            4.01 Repayment                                           20
            4.02 Payment of Interest                                 20
            4.03 Payments                                            20
            4.04 Loan Accounts                                       20
            4.05 Notes                                               20
            4.06 Fees                                                21
            4.07 Computation of Fees and Interest                    21
            4.08 Order and Proration of Payments                     21

ARTICLE V   Change in Circumstances                                  23
            5.01 Increased Cost and Reduced Return                   23
            5.02 Limitation on Types of Loan                         24
            5.03 Changes in Law Rendering Eurodollar Loans Unlawful  24
            5.04 Funding Losses                                      25
            5.05 Taxes                                               25
            5.06 Right of Lenders to Fund through Other Offices      27
            5.07 Discretion of Lenders as to Manner of Funding       27
            5.08 Mitigation of Circumstances; Replacement of
            Affected Lender                                          27
            5.09 Conclusiveness of Statements; Survival of
            Provisions                                               28


ARTICLE VI  Conditions To Loans                                      29
            6.01 Initial Loans                                       29
            6.02 All Loans                                           30

ARTICLE VII Representations and Warranties                           31
            7.01 Corporate Existence and Power                       31
            7.02 Corporate and Governmental Authorization;
            Contravention                                            31
            7.03 Binding Effect                                      31
            7.04 Financial Information                               31
            7.05 Litigation                                          32
            7.06 Compliance with ERISA                               32
            7.07 Taxes                                               32
            7.08 Subsidiaries                                        32
            7.09 Not an Investment Company                           32
            7.10 Environmental Matters                               32
            7.11 Year 2000                                           33
            7.12 Insurance                                           33
            7.13 Default                                             33
            7.14 Use of Proceeds                                     33

ARTICLE VIII     Covenants                                           34
            8.01 Information                                         34
            8.02 Maximum Leverage Ratio                              35
            8.03 Minimum Interest Coverage Ratio                     35
            8.04 Negative Pledge                                     36
            8.05 Consolidations, Mergers and Sales of Assets;
            Acquisitions                                             37
            8.06 Subsidiary Debt                                     37
            8.07 Use of Proceeds                                     38
            8.08 Compliance with Law                                 38
            8.09 Securitization Transactions                         38
            8.10 Insurance                                           38

ARTICLE IX  Event of Default                                         39
            9.01 Events of Default                                   39
            9.02 Notice of Default                                   41

ARTICLE X   The Administrative Agent                                 42
            10.01        Appointment and Authorization               42
            10.02        Delegation of Duties                        42
            10.03        Liability of Administrative Agent           42
            10.04        Reliance by Administrative Agent            42
            10.05        Notice of Default                           43
            10.06        Credit Decision                             43
            10.07        Indemnification of Administrative Agent     44
            10.08        Administrative Agent in Individual Capacity 44
            10.09        Successor Administrative Agent              45
            10.10        Withholding Tax                             45
            10.11        Other Agents                                46

ARTICLE XI  Miscellaneous                                            47
            11.01        Notices                                     47
            11.02        No Waiver                                   47
            11.03        Expenses; Documentary Taxes; Indemnification47
            11.04        Amendments and Waivers                      48
            11.05        Collateral                                  49
            11.06        Successors and Assigns                      49
            11.07        Governing Law                               52
            11.08        Counterparts; Effectiveness                 52
            11.09        Confidentiality                             52
            11.10        Waiver of Jury Trial                        52
            11.11        Consent to Jurisdiction                     53


Schedules

     Schedule        1.01     Pricing Schedule
     Schedule        2.01     Commitments and Pro Rata Shares
     Schedule        7.05     Litigation
     Schedule        8.04     Liens
     Schedule       11.01     Addresses


Exhibits

     Exhibit A Form of Note (Section 1.01)
     Exhibit B Form of Notice of Committed Borrowing (Section 1.01) Exhibit C Form of Notice of Conversion/Continuation (Section 1.01) Exhibit D Form of Competitive Bid Request (Section 3.02)
     Exhibit E Form of Invitation for Competitive Bids (Section 1.01) Exhibit F Form of Competitive Bid (Section 3.02)
     Exhibit G Form of Extension Request (Section 2.07)
     Exhibit H Form of Assignment and Acceptance (Section 1.01)

             364-DAY CREDIT AGREEMENT

     THIS 364-DAY CREDIT AGREEMENT dated as of September 2,
1999 (this "Agreement") is among PENTAIR, INC. (the "Company"); the financial institutions which from time to time are parties hereto as lenders (collectively the "Lenders" and each individually a "Lender"); BANK ONE CAPITAL MARKETS, INC., as Syndication Agent; U.S. BANK
NATIONAL ASSOCIATION and MORGAN GUARANTY TRUST
COMPANY OF NEW YORK, as Co-Documentation Agents; and BANK OF
AMERICA, N.A., as Administrative Agent.

                    WITNESSETH:

     WHEREAS, the Lenders are willing to make available (a) a committed revolving credit facility of up to US$375,000,000 and (b) an uncommitted competitive bid facility, in each case subject to the terms and conditions set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

                     ARTICLE I

               Definitions and Terms

     1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

     Absolute Rate - see subsection 3.02(c)(ii)(C).

     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

     Adjusted Eurodollar Rate means, for any Interest Period for a Eurodollar Loan, a rate of interest per annum determined pursuant to the following formula:

                 Adjusted Eurodollar     =         Eurodollar Rate
                       Rate                        1 - Reserve Requirement

     Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder, together with any replacement administrative agent arising under Article X.

     Affected Lender means any Lender which has made a claim for compensation under Section 5.01 or 5.05 or has given a notice (which has not been withdrawn) of the type described in Section 5.02 or 5.03.

     Affected Loan - see Section 5.03.

     Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

     Agent-Related Persons means the Administrative Agent and any successor thereto in such capacity hereunder, together with their respective Affiliates and the officers, directors, trustees, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     Agreement - see the Preamble.

     Applicable Lending Office means, as to any Lender, the office or offices of such Lender (or of an Affiliate of such Lender) which shall be making or maintaining any Loan hereunder as specified from time to time by such Lender to the Company and the Administrative Agent.

     Applicable Margin means a rate per annum determined in accordance with Schedule 1.01.

     Assignee - see Section 11.06.

     Assignment and Acceptance means an Assignment and Acceptance substantially in the form of Exhibit H.

     Bank of America means Bank of America, N.A.

     Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "reference rate." (The "reference rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     Base Rate Loan means a Committed Loan for which the rate of interest is determined by reference to the Base Rate.

     Bid Borrowing means a borrowing hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more
Lenders and having the same Interest Period.

     Bid Loan means a Loan made in US Dollars by a Lender to the Company under Article III.

     Borrowing means a Bid Borrowing or a Committed Borrowing.

     Borrowing Date means, with respect to any Loan, the date on which such Loan is to be made.

     Business Day means any day other than a Saturday or Sunday or a day on which commercial banking institutions located in Charlotte, Chicago, Minneapolis, New York or San Francisco are authorized or required by law or other governmental action to close and (i) with respect to all notices, determinations, fundings and payments in connection with any Eurodollar Loan, any day that is also a day for trading by and between banks in US Dollars in the applicable interbank eurocurrency market.

     Closing Date means the date on which this Agreement has been executed by all of the parties hereto and on which the conditions set forth in
Section 6.01 and 6.02 have been satisfied.

     Code means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     Committed Borrowing means a borrowing hereunder consisting of Committed Loans made to the Company on the same day by the Lenders in accordance with their Pro Rata Shares and, in the case of a borrowing of Eurodollar Loans, having the same Interest Period.

     Committed Loan means a loan made by a Lender to the Company pursuant to Article II.

     Commitment means, with respect to any Lender, its commitment to make Committed Loans hereunder in the amount set forth on Schedule 2.01, as adjusted from time to time in accordance with the terms hereof.

     Company - see the Preamble.

     Competitive Bid means an offer by a Lender to make a Bid Loan in accordance with subsection 3.02(c).

     Competitive Bid Request - see Section 3.02.

     Consolidated Shareholders' Equity means, at any date, the consolidated shareholders' equity of the Company and the Consolidated Subsidiaries.

     Consolidated Subsidiary means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

     Conversion/Continuation Date means the date on which a Committed
Loan is converted from a Loan of one Type to the other Type or is continued as a Eurodollar Loan for a new Interest Period.

     Debt of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii) all non-contingent reimbursement obligations of such Person under letters of credit, and (viii) all Debt (as defined above) of others Guaranteed by such Person.

     Dollar Equivalent means, with respect to a specified amount of any currency, the amount of US Dollars into which such amount of such currency would be converted, based on the applicable Spot Rate of Exchange.

     EBITDA means, for any period, the sum of the consolidated net income of the Company for such period excluding the effect of (i) to the extent taken in such period, the special US$38,000,000 restructuring charge taken in the first fiscal quarter of 1999 and (ii) any extraordinary or non-recurring gains and any extraordinary or non-recurring non-cash losses in such period plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization for such period.

     Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

     Environmental Laws means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental, health, safety and land use matters.

      ERISA means the Employee Retirement Income Security Act of
1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

     ERISA Affiliate, as applied to the Company, means any Person or trade or business which is a member of a group which is under common control with the Company, who, together with the Company, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

     Eurodollar Loan means a Loan for which the rate of interest is determined by reference to the Adjusted Eurodollar Rate.

     Eurodollar Rate means, for any Eurodollar Loan for any Interest Period, the rate of interest per annum (carried to five decimal places) determined by the Administrative Agent as the rate at which deposits in US Dollars in the approximate amount of the Eurodollar Loan of Bank of America included in the applicable Borrowing, and having a maturity comparable to such Interest Period, are offered by Bank of America's Grand Cayman Branch, Grand Cayman, B.W.I. (or such other office as may be designated by Bank of America from time to time) to major banks in the offshore interbank market at approximately 10:00 a.m. (Chicago time) two Business Days prior to the commencement of such Interest Period.

     Event of Default means any event described in Section 9.01.

     Existing Agreement means the Amended and Restated Credit
Agreement dated as of August 1, 1997 among the Company, Pentair Canada, EuroPentair and various financial institutions, including Bank of America as U.S. Dollar Administrative Agent and Morgan Guaranty Trust Company of
New York as G-7 Currency Administrative Agent.

     Extension Request - see Section 2.07.

     Facility Fee Rate means a rate determined in accordance with
Schedule 1.01.

     Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

     FRB means the Board of Governors of the Federal Reserve System (or any successor).

     GAAP means generally accepted accounting principles set forth in pronouncements of the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

     Governmental Authority means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

     Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities, services, or to take-or-pay or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

     Indemnified Liabilities - see subsection 11.03(b).

     Indemnified Person - see subsection 11.03(b).

     Interest Coverage Ratio means, for any period, the ratio of (i)
EBITDA plus rent expense for such period to (ii) Interest Expense plus rent expense of the Company and its Subsidiaries for such period.

     Interest Expense means the sum, without duplication, of consolidated interest expense (including the interest component of capital leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit) plus consolidated yield or discount accrued on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

     Interest Payment Date means (a) as to any Base Rate Loan, the last
Business Day of each calendar quarter; and (b) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan which has an Interest Period which exceeds three months, the three-month anniversary of the first day of such Interest Period.

     Interest Period means (a) for any Eurodollar Loan, a period commencing on the date such Eurodollar Loan is made, continued or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan and ending, at the Company's option in accordance with the terms hereof, on the date one, two, three or six months thereafter; and (b) for any Bid Loan, a period of not less than 7 nor more than 183 days; provided that:

          (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless, in the case of a Eurodollar Loan, such extension would cause such Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and

          (ii) no Interest Period shall extend past the scheduled
     Termination Date.

     Invitation for Competitive Bids means a notice substantially in the form of Exhibit E.

     IRS means the Internal Revenue Service of the United States.

     Lead Arranger means each of Banc of America Securities, LLC and Banc One Capital Markets, Inc.

     Lender - see the Preamble.

     Leverage Ratio means, as of any date, the ratio of (a) the sum (without duplication) of (i) all Debt of the Company and its Consolidated Subsidiaries plus (ii) all Synthetic Lease Obligations of the Company and its Consolidated Subsidiaries, all determined on a consolidated basis, to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or before such date for which financial statements have been delivered pursuant to subsection 8.01(a) or (b); provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization of such Person or business unit) shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission.

     Lien means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

     Loans means Committed Loans and Bid Loans; and Loan means any of the foregoing.

     Long Term Credit Agreement means the Long Term Credit
Agreement dated as of the date hereof among the Company, various financial institutions and the Administrative Agent.

     Material Adverse Effect means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations hereunder.

     Material Financial Obligations means Debt or Synthetic Lease
Obligations of the Company or any Subsidiary in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than the lesser of (i) a Dollar Equivalent amount of US$25,000,000 or (ii) at any time the Company or any Subsidiary has Debt outstanding, obtained through one or more public or private placements thereof to institutional investors, with a Dollar Equivalent principal amount of US$25,000,000 or more outstanding, which has a threshold for cross-default (similar to subsection 9.01(e)) lower than a Dollar Equivalent amount of US$25,000,000, the lowest threshold amount under any such financing.

     Material Subsidiary means Pentair U.K. Ltd., Pentair Canada Inc., EuroPentair GmbH and each other Subsidiary of the Company that at the time of determination constitutes a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Agreement).

     Minimum Tranche means US$5,000,000 or a higher integral multiple of US$1,000,000.

     Moody's means Moody's Investors Service, Inc.

     Note means a promissory note issued by the Company to a Lender substantially in the form of Exhibit A, with appropriate insertions, evidencing Loans by such Lender to the Company hereunder.

     Notice of Committed Borrowing means a notice substantially in the form of Exhibit B.

     Notice of Conversion/Continuation means a notice substantially in the form of Exhibit C of a continuation or conversion of Committed Loans pursuant to subsection 2.03(b).

     Other Taxes means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Note.

     Participant   see subsection 11.06(e).

     Payment Office means the office of the Administrative Agent specified on Schedule 11.01 or such other office as the Administrative Agent may from time to time designate.

     Payment Sharing Notice means a written notice from any Lender to the Administrative Agent and the Company (i) advising them that an Event of Default has occurred and is continuing and (ii) directing the Administrative Agent to allocate all payments and other recoveries received from or on behalf of the Company in accordance with subsection 4.08(b).

     PBGC means the Pension Benefit Guaranty Corporation and any successor thereto.

     Permitted Acquisition means any Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, or will result from, such Acquisition; (ii) if the aggregate consideration to be paid by the Company and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Company) exceeds US$10,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, after giving effect to such Acquisition, the Company will be in pro forma compliance with Sections 8.02 and 8.03; and (iii) in the case of the Acquisition of any Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

     Person means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

     Plan means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA
Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     Pro Rata Share means, with respect to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of

          (a) prior to termination of the Commitments, (i) such Lender's Commitment divided by (ii) the Total Commitment; and

          (b) after termination of the Commitments, (i) the aggregate principal amount of such Lender's Loans divided by (ii) the Total Outstandings.

     Required Lenders means Lenders having Pro Rata Shares of more than 50%.

     Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     Reserve Requirement means, for any day for any Eurodollar Loan, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to an integral multiple of 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the FRB).

     Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business consistent with past practice), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

     S&P means Standard & Poor's Ratings Group, a division of McGraw-Hill Companies, Inc.

     Spot Rate of Exchange means for any amount denominated in any currency other than US Dollars, an amount of US Dollars into which the Administrative Agent could convert such currency by using the applicable quoted spot rate as reported on the appropriate page of the Reuters Screen at 11:00 A.M. (London, England time) two Business Days preceding the day such determination is requested to be made.

     Subsidiary means any Person in which more than 50% of its outstanding voting stock or rights or more than 50% of all equity interest is owned directly or indirectly by the Company.

     Synthetic Lease Obligations means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No.
13) of properties which are reported for United States income tax purposes as owned by the Company or a Consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

     Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized or maintains a lending office.

     Termination Date means the earlier to occur of (i) August 31, 2000 or such later date as may be specified as the scheduled Termination Date pursuant to Section 2.07 or (ii) the date on which the Commitments terminate or are reduced to zero.

     Total Commitment means the aggregate amount of the Commitments of all Lenders. The initial Total Commitment is US$375,000,000.

     Total Outstandings means at any time the aggregate principal amount of all Loans.

     Type of Loan or Borrowing refers to the interest rate basis for a loan or borrowing. The "Types" of Committed Loans or borrowings are Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

     Unfunded Vested Liabilities means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.

     Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

     US Dollars or US$ means dollars constituting legal tender for the payment of public and private debts in the United States of America.

     1.02 Rules of Interpretation.

     (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis; provided that if the Company notifies the Administrative Agent that the Company desires to amend any covenant in Article VIII (or any related definition) to eliminate the effect of any change in GAAP on the operation of such covenant (or such definition), or the Administrative Agent notifies the Company that the Required Lenders desire to amend any such covenant (or any such definition) for such purpose, then the Company's compliance with such covenant shall be determined (or such definition shall be interpreted) on the basis of GAAP as in effect immediately before such change became effective, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Company and the Required Lenders.

     (b) The headings, subheadings and table of contents herein are solely for convenience of reference and shall not affect the meaning, construction or effect of any provision hereof.

     (c) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, exhibits and schedules in or to this Agreement.

     (d) All definitions set forth herein shall apply to the singular as well as the plural form of the applicable defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

     (e) References to "including" means including without limiting the generality of any description preceding such term.

     (f) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such agreement or document as amended, modified or supplemented from time to time.

                    ARTICLE II

              The Committed Facility

     2.01 Commitments. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Committed Loans to the Company in US Dollars from the Closing Date until the Termination Date in such Lender's Pro Rata Share of such aggregate amounts as the Company may request from time to time from all Lenders; provided that (i) the Total Outstandings shall not at any time exceed the Total Commitment and (ii) the aggregate principal amount of all Committed Loans of any Lender shall not at any time exceed such Lender's Commitment.

     2.02 Procedure for Committed Borrowings.

     (a) Each Committed Borrowing shall be made upon irrevocable written notice from the Company to the Administrative Agent, which notice must be received by the Administrative Agent not later than (i) 10:00 A.M. (Chicago time) two Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans; and (ii) 11:00 A.M. (Chicago time) on the requested Borrowing Date, in the case of Base Rate Loans. Each such notice shall specify:

          (A) the amount of the Committed Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

          (B) the requested Borrowing Date, which shall be a Business Day;

          (C)  the Type of Loans comprising the Committed
     Borrowing ; and

          (D) in the case of a Borrowing of Eurodollar Loans, the duration of the initial Interest Period therefor.

     (b) Upon receipt of a Notice of Committed Borrowing, the Administrative Agent will promptly notify each Lender thereof and of the amount of such Lender's Pro Rata Share of the Committed Borrowing.

     (c) Each Lender will make the amount of its Pro Rata Share of each Committed Borrowing available to the Administrative Agent for the account of the Company at the Payment Office in immediately available funds by noon (Chicago time) on the Borrowing Date requested by the Company. The proceeds of all such Loans will promptly be made available to the Company by the Administrative Agent in like funds as received by the Administrative Agent.

     (d) After giving effect to any Committed Borrowing, there may not be more than 12 different Interest Periods for all Committed Borrowings.

     2.03 Conversion and Continuation Elections for Committed
Borrowings.

     (a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.03(b):

          (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Loans, to convert any Committed Loans (or any part thereof in an amount not less than the Minimum Tranche) into Committed Loans of the other Type; or

          (ii) elect, as of the last day of the applicable Interest Period, to continue any Committed Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche) as Committed Loans of the same Type with a new Interest Period;

provided that if at any time the aggregate amount of Eurodollar Loans in respect of any Committed Borrowing is reduced, by payment, prepayment or conversion of part thereof, to be less than the Minimum Tranche, such Eurodollar Loans shall automatically convert into Base Rate Loans.

     (b)  The Company shall deliver a Notice of
Conversion/Continuation to be received by the Administrative Agent not later than (i) 10:00 A.M. (Chicago time) two Business Days prior to the Conversion/Continuation Date, if Eurodollar Loans are to be continued as, or converted from Base Rate Loans into, Eurodollar Loans; and (ii) 10:00 A.M. (Chicago time) on the Conversion/Continuation Date, if Eurodollar Loans are to be converted into Base Rate Loans. Each such notice shall specify:

          (A)  the proposed Conversion/Continuation Date;

          (B) the aggregate amount of the Committed Loans to be converted or continued;

          (C) the Type of Committed Loans resulting from the proposed conversion or continuation; and

          (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

     (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to timely select a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

     (d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion or continuation. All conversions and continuations of Committed Loans shall be made ratably according to the respective Pro Rata Shares of the Lenders.

     (e) Unless the Required Lenders otherwise agree, during the existence of an Event of Default or Unmatured Event of Default, the Company may not elect to have a Committed Loan converted into or continued as a Eurodollar Loan.

     (f) After giving effect to any conversion or continuation of Committed Loans, there may not be more than 12 different Interest Periods for all Committed Loans.

     2.04 Interest on Committed Loans. The Company shall pay interest on the unpaid principal amount of each Committed Loan, from the date such Committed Loan is made to the date such Committed Loan is paid in full, as follows:

     (a) so long as such Committed Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate; and

     (b) so long as such Committed Loan is a Eurodollar Loan, at a rate per annum equal to the Adjusted Eurodollar Rate for each applicable Interest Period plus the Applicable Margin;

provided that, upon the request of the Required Lenders at any time (and for so long as) an Event of Default exists, the interest rate applicable to each Committed Loan shall be increased by 2%.

     2.05 Optional Prepayments. The Company may from time to time prepay Committed Loans in whole or in part, in an aggregate principal amount of US$5,000,000 or a higher integral multiple of US$1,000,000. The Company shall deliver a notice of prepayment to be received by the Administrative Agent not later than 10:00 A.M. (Chicago time) (a) in the case of Eurodollar Loans, one Business Day in advance of the prepayment date, and (b) in the case of Base Rate Loans, on the prepayment date. Each such notice shall specify the Loans to be prepaid and the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of such notice and of such Lender's Pro Rata Share of such prepayment. Any prepayment of Eurodollar Loans shall include accrued interest on the principal amount prepaid and, unless made on the last day of an Interest Period therefor, shall be subject to the provisions of Section 5.04.

     2.06 Reduction or Termination of the Commitments.  (a) The
Company may, upon not less than three Business Days' prior written notice to the Administrative Agent, (i) terminate the Commitments upon payment in full by the Company of all outstanding obligations hereunder or (ii) permanently reduce the amount of the Commitments, by an amount equal to US$10,000,000 or a higher integral multiple of US$1,000,000, to an amount which is not less than the Total Outstandings.

     (b) Once reduced pursuant to this Section, no Commitment may be increased. Any reduction of the Commitments shall be applied to reduce the Commitments of the Lenders pro rata in accordance with their respective Pro Rata Shares.

     2.07 Extension of Termination Date. The Company may request an extension of the Termination Date by submitting a request for an extension to the Administrative Agent (an "Extension Request") no more than 60 and not less than 30 days prior to the then-scheduled Termination Date. The Extension Request must specify the new scheduled Termination Date requested by the Company, which shall be no more than 364 days after the Termination Date in effect at the time the Extension Request is received. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension
Request shall deliver its written consent no later than 15 days after the date such Extension Request is received by the Administrative Agent. If the consent of all of the Lenders is timely received by the Administrative Agent, the new scheduled Termination Date specified in the Extension Request shall become effective on the existing scheduled Termination Date and the Administrative Agent shall promptly notify the Company and each Lender of the new scheduled Termination Date. No Lender shall be under any obligation to approve any Extension Request.


                    ARTICLE III

             Competitive Bid Facility

     3.01 Competitive Bid Loans.  Each Lender agrees that the
Company may from time to time prior to the Termination Date request the Lenders to submit offers to make Bid Loans to the Company. Each Lender may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; provided that at no time shall the Total Outstandings exceed the Total Commitments.


     3.02 Procedures for Bid Borrowings.

          (a) The Company may request the Lenders to submit offers to make Bid Loans by sending the Administrative Agent by facsimile a written notice substantially in the form of Exhibit D (a "Competitive Bid Request") so as to be received no later than 10:00 A.M. (Chicago time) one Business Day prior to the date of a proposed Bid Borrowing, specifying:

               (i) the date of the proposed Bid Borrowing, which shall be a Business Day;

               (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of US$5,000,000 or a higher integral multiple of US$1,000,000; and

               (iii) the duration of the Interest Period applicable thereto

     The Company may not request the Administrative Agent to solicit offers for Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive
     Bids more than once in any period of five Business Days.

          (b)  Upon receipt of a Competitive Bid Request, the
     Administrative Agent will promptly send to the Lenders by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Company to each Lender to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this Section 3.02.


          (c) (i) Each Lender may in its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive
     Bid must comply with the requirements of this subsection 3.02(c) and must be submitted to the Administrative Agent by facsimile transmission at its office specified pursuant to Section 11.01 not later than 8:45 A.M. (Chicago time) on the proposed Borrowing Date;
     provided that Competitive Bids submitted by the Administrative
     Agent (in its individual capacity) or any Affiliate thereof may only be submitted if such entity notifies the Company of the terms of the offer or offers contained therein not later than 8:30 A.M. (Chicago time) on the proposed Borrowing Date.

          (ii) Each Competitive Bid shall be in substantially the form of Exhibit F, specifying therein:

                    (A)  the proposed Borrowing Date;

                    (B)  the principal amount of each Bid Loan
               for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the quoting Lender, (y) must be $5,000,000 or a higher integral multiple of $1,000,000 and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                    (C)  the rate of interest per annum
               expressed in multiples of 1/100th of one basis point (the "Absolute Rate") offered for each such Bid Loan and the Interest Period applicable thereto; and

                    (D)  the identity of the quoting Lender.

     A Competitive Bid may contain up to three separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bids.

               (iii)     Any Competitive Bid shall be disregarded if it:

                    (A)  is not substantially in conformity with
               Exhibit F or does not specify all of the information required by subsection 3.02(c)(ii);

                    (B)  contains qualifying, conditional or
               similar language;

                    (C)  proposes terms other than or in
               addition to those set forth in the applicable Invitation for Competitive Bids; or

                    (D)  arrives after the time set forth in
               subsection 3.02(c)(i).

          (d)  Promptly on receipt and not later than 9:00 A.M.
     (Chicago time) on the proposed Borrowing Date, the Administrative Agent will notify the Company of the terms (i) of any Competitive
     Bid submitted by a Lender that is in accordance with subsection 3.02(c) and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Lender with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in subsection 3.02(c). The Administrative Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid
     Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; (2) the respective principal amounts and Absolute Rates offered for each Interest Period and (3) any other information regarding such Competitive Bid reasonably requested by the Company. Subject only to the provisions of Article VI and the provisions of this subsection (d), any Competitive Bid shall be irrevocable except with the written consent of the Administrative Agent given on the written instructions of the Company.

          (e)  Not later than 9:15 A.M. on the proposed Borrowing
     Date, the Company shall notify the Administrative Agent, in writing and in a form reasonably acceptable to the Administrative Agent, of its acceptance or non-acceptance of the offers notified to it pursuant to subsection 3.02(d). The Company shall be under no obligation to accept any offer and may choose to accept or reject some or all of such offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

               (i)  the aggregate principal amount of each Bid
          Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

               (ii) the principal amount of each Bid Borrowing must be US$5,000,000 or a higher integral multiple of US$1,000,000;

               (iii) acceptance of offers may only be made on the basis of ascending Absolute Rates within each Interest Period; and

               (iv) the Company may not accept any offer that is described in subsection 3.02(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (f) If offers are made by two or more Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative
     Agent among such Lenders (in such multiples, not less than US$1,000,000, as the Administrative Agent may deem appropriate) as nearly as practicable in proportion to the aggregate principal amounts of such offers. Determination by the Administrative Agent of the amounts of Bid Loans shall be conclusive in the absence of demonstrable error.

          (g) (i) The Administrative Agent will promptly notify each Lender having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

               (ii) Each Lender which has received notice pursuant to subsection 3.02(g)(i) that its Competitive Bid has been accepted with respect to any Bid Loan shall make the amount of such Bid Loan available to the Administrative
          Agent in immediately available funds for the account of the Company at the Payment Office, by noon (Chicago time) on the applicable Borrowing Date.

               (iii) Promptly following each Bid Borrowing, the Administrative Agent shall notify each Lender of the range of bids submitted and the highest and lowest bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.



                    ARTICLE IV

               General Credit Terms

     4.01 Repayment. All Loans and all other obligations of the Company hereunder shall be due and payable in full on August 31, 2000 (or such earlier date as shall be required pursuant hereto).

     4.02 Payment of Interest. Interest on each Loan shall be paid in arrears on each applicable Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans (other than Base Rate Loans) for the portion of the Loans so prepaid. In addition, during the existence of any Event of Default, interest on all Loans shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

     4.03 Payments. (a) All payments by the Company hereunder in respect of any amount payable under Article V shall be made directly to the Lender entitled to receive such payment. All other payments by the Company hereunder shall be made to the Administrative Agent at its Payment Office. All such payments shall be made prior to noon (local time at the place of payment) on the date due, and funds received after that time shall be deemed received on the following Business Day. All such payments shall be made in US Dollars and without setoff or counterclaim.

     (b) If any payment hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day).

     4.04 Loan Accounts. The Loans shall be evidenced by one or more accounts or records maintained by the Administrative Agent and each Lender in the ordinary course of business. The accounts or records so maintained shall be rebuttable presumptive evidence of the amount of the Loans outstanding by each applicable Lender to the Company. Any failure to record or any error in recording any such amount shall, not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to any Loan or any other obligation hereunder.

     4.05 Notes. Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes issued by the Company, instead of loan accounts. Each such Lender may endorse on the schedule annexed to the applicable Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse such Note and each such Lender's record shall be rebuttable presumptive evidence of the amount of the Loans made by such Lender; provided that the failure of a Lender to make, or an error in making, a notation on its Note with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under such Note.

     4.06 Fees.

     (a) Arrangement, Agency Fees. The Company shall pay arrangement fees to each Lead Arranger for such Lead Arranger's own account, and shall pay agency and other fees to the Administrative Agent for the Administrative Agent's own account, as mutually agreed to in writing from time to time by the Company, the Lead Arrangers and the Administrative Agent.

     (b)  Facility Fees.  The Company shall pay to the Administrative
Agent for the account of each Lender a facility fee computed at a rate per annum equal to the Facility Fee Rate on the amount such Lender's
Commitment. Such facility fee shall accrue from the date of this Agreement to the Termination Date, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date.

     4.07 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the interest rate is determined by the "reference rate" of Bank of America shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or fees are computed from the first day thereof to the last day thereof.

     (b)  Each determination of an interest rate by the Administrative
Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate.

     4.08 Order and Proration of Payments.

     (a) If any payment received by the Administrative Agent by or on behalf of the Company hereunder is insufficient to pay in full the amounts then due and payable by the Company hereunder and the Administrative
Agent has not received a Payment Sharing Notice, such payment shall be distributed to the Lenders (and for purposes of this Agreement shall be deemed to have been applied by the Lenders, notwithstanding the fact that any Lender may have made a different application in its books and records) in the following order: first, to the payment of the principal amount of the Committed Loans and Bid Loans which are then due and payable, ratably among the Lenders in accordance with the aggregate principal amount of such Loans owed to each Lender; second, to the payment of interest then due and payable on the Committed Loans and Bid Loans, ratably among the Lenders in accordance with the aggregate amount of interest owed to each Lender; third, to the payment of the fees then due and payable by the Company hereunder, ratably among the Lenders in accordance with the aggregate amount of such fees owed to each Lender; and fourth, to the payment of any other amounts payable by the Company under this Agreement, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each Lender.

     (b)  After the Administrative Agent has received a Payment
Sharing Notice, all payments received by the Administrative Agent by or on behalf of the Company to be distributed to Lenders shall be distributed to the Lenders (and for purposes of this Agreement shall be deemed to have been applied by the Lenders, notwithstanding the fact that any Lender may have made a different application in its books and records) in the following order: first, to the payment of amounts payable by the Company under Section
11.03, ratably among the Administrative Agent and the Lenders in accordance with the aggregate amount of such payments owed to the Administrative Agent and each Lender; second, to the payment of fees payable by the Company under Section 4.06, ratably among the Lenders in accordance with the aggregate amount of such fees owed to each Lender;
third, to the payment of the principal amount of and interest accrued on the Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate amount of principal and interest owed to the Lenders; and fourth, to the payment of any other amount payable by the Company under this Agreement, ratably among the Lenders in accordance with the amount owed to each Lender.

     (c) If, other than as expressly provided elsewhere herein, any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, enforcement of security or otherwise) on account of principal of or interest on any Loan (including any Bid Loan) or any fees in excess of the share of payments and other recoveries (exclusive of payments or recoveries under Article V) such Lender would have received if such payment or recovery had been distributed pursuant to the provisions of subsection 4.08(a) or (b) (whichever is applicable at the time of such payment or other recovery), such Lender shall purchase from the other
Lenders, in a manner to be reasonably specified by the Administrative Agent, such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them in accordance with the order of payments set forth in subsection 4.08(a) or (b), as applicable; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.


                     ARTICLE V

              Change in Circumstances

     5.01 Increased Cost and Reduced Return.

          (a) If, after the date hereof, any change in, the adoption of any new applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

               (i)  shall subject such Lender (or its Applicable
          Lending Office) to any tax, duty or other charge with respect to any Loans, its Note or its obligation to make Loans, or shall change the basis of taxation of any amount payable to such Lender (or its Applicable Lending Office) under this
          Agreement or its Note in respect of any Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

               (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory advance, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office) hereunder; or

               (iii) shall impose on such Lender (or its Applicable Lending Office) or the applicable offshore interbank market any other condition affecting this Agreement or any Loan;

     and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Loan or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Loan, then the Company shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction.

          (b) If, after the date hereof, any Lender shall have determined that any change in, the adoption of any new, applicable law, rule or regulation regarding capital adequacy, or in the interpretation or administration thereof by any Governmental
     Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) Any Lender claiming compensation under this Section 5.01 shall furnish to the Company and the Administrative Agent a statement setting forth the basis for, and a calculation in reasonable detail of, the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, any Lender may use any reasonable averaging and attribution methods.

     5.02 Limitation on Types of Loan. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

          (a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or

          (b) the Required Lenders notify the Administrative Agent that they have determined (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of funding their Loans for such Interest Period;

then the Administrative Agent shall give the Company prompt notice thereof, and so long as such condition remains in effect, (i) the Lenders shall be under no obligation to make Eurodollar Loans and (ii) on the last day of the then current Interest Period for each outstanding Eurodollar Loan, such Loans shall (unless then repaid in full) convert Base Rate Loans.

     5.03 Changes in Law Rendering Eurodollar Loans Unlawful. If any change in any, or the adoption of any new, applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or other regulatory body charged with the administration or interpretation thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund any Eurodollar Loan, then such Lender shall promptly notify the Company and the Administrative Agent and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into any Eurodollar Loan (but shall make a Base Rate Loan concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender's Pro Rata Share of the applicable Committed Borrowing) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall (unless then paid in full) automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Borrowing of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

     5.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

          (a) the failure of the Company to borrow, continue or convert a Loan into a Eurodollar Loan after the Company has given
     (or is deemed to have given) a notice of such borrowing, continuation or conversions;

          (b) the failure of the Company to make any prepayment of any Loan in accordance with any notice delivered pursuant hereto;

          (c) the prepayment (including pursuant to Section 5.03) or other payment (including after acceleration thereof) of the principal of any Loan on a day that is not the last day of an Interest Period; or

          (d) the automatic conversion under subsection 2.03(a) of any Eurodollar Loan on a day that is not the last day of an Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain the applicable Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to any Lender under this Section, (i) each Eurodollar Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate used in determining the interest rate for the applicable (including any proposed) Interest Period by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan is in fact so funded.

     5.05 Taxes.

          (a) Any and all payments by the Company to any Lender or the Administrative Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

               (i)  the sum payable shall be increased as
          necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this
          Section 5.05), such Lender or Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings; and

               (iii)     the Company shall pay the full amount
          deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

          (c) The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes in the amount that such Lender or the Administrative Agent specifies is necessary to preserve the after-tax yield such Lender or the Administrative Agent would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the applicable Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or Administrative Agent.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of any other such Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with (i) IRS Form 1001 or
     4224, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) IRS Form W-8 or W-9, as appropriate, or any successor form prescribed by the IRS, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement.

          (f) If any Lender or the Administrative Agent determines in its reasonable discretion that it has received a refund or credit of Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto) paid by the Company or with respect to which the Company has made any indemnity payment pursuant to this Section 5.05, or any other tax benefit as a result of any payment by the Company pursuant to this Section 5.05, then such Lender or the Administrative Agent shall promptly repay the Company to the extent of such refund, credit or benefit; provided that if, due to any adjustment of such Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto), or of such other tax benefit, such Lender or the Administrative Agent loses the benefit of all or any portion of such refund, credit or benefit, the Company will indemnify and hold harmless such Lender or the Administrative Agent in accordance with this Section 5.05. Nothing in this subsection (f) shall require the Administrative Agent or any Lender to utilize any such credits ahead of other credits that may be available to the Administrative Agent or such Lender from other sources. Moreover, nothing shall require the Administrative Agent or any Lender to make its books and records available for inspection by the Company.

          (g) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 5.05 shall survive the termination of the Commitments and the payment in full of all obligations of the Company hereunder.

     5.06 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Lender to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

     5.07 Discretion of Lenders as to Manner of Funding.
Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     5.08 Mitigation of Circumstances; Replacement of Affected
Lender.

          (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation of the Company to pay any amount pursuant to Section
     5.01 or 5.05 or (ii) the occurrence of any circumstances of the nature described in Section 5.02 or 5.03, and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent. Without limiting the foregoing, each Lender will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's sole judgment, be otherwise disadvantageous to such Lender.

          (b) At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid facility fees, any amounts payable under Section 5.04 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Lender hereunder).

     5.09 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 5.01, 5.02, 5.03, 5.04 or 5.05 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 5.01, 5.04 and 5.05, and the provisions of such Sections shall survive repayment of the Loans and any termination of this Agreement.

                    ARTICLE VI

                Conditions To Loans

     The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent:

     6.01 Initial Loans. The obligation of the Lenders to make the initial Loans is subject to the conditions precedent that the Administrative Agent shall have received (a) all amounts which are then due and payable pursuant to Section 4.06 and (to the extent billed) Section 11.03, (b) evidence, reasonably satisfactory to the Administrative Agent that all obligations (other than contingent indemnity obligations) of the Company, Pentair Canada Inc.
and EuroPentair GmbH under the Existing Agreement have been (or concurrently will be) paid in full, and (c) all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:

          (a)  Notes.  Any Notes.

          (b) Resolutions. Certified copies of resolutions of the Board of Directors (or other appropriate body) the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement and each Note.

          (c) Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate official) of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement and each Note, together with a sample of the true signature of each such officer.

          (d) Opinions of Counsel. The opinions of (a) Louis L. Ainsworth, Senior Vice President and General Counsel of the
     Company, and (b) Mayer, Brown & Platt, special Illinois counsel to the Lead Arrangers.

          (e) Closing Certificate. A certificate of the President, the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company to the effect that, except as disclosed in the Company's Form 10-Q filed on May 11, 1999, since December 31, 1998 no material adverse change has occurred in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries (including, to the extent applicable, Essef Corporation and DeVilbiss Air Power Company) taken as a whole.

          (f)  Other.  Such other documents as the Administrative
     Agent or any Lender may reasonably request.

The certificates and opinions referred to in subsections (c) and (d) above shall be dated no more than ten Business Days before the date of the first
Borrowing.

     6.02 All Loans. The obligation of the applicable Lender to make any Loan (including the initial Loan) is subject to the conditions precedent that:

          (a) the Company shall have delivered timely notice of such Loan in accordance with the terms hereof;

          (b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from such Loan;

          (c) the representations and warranties of the Company contained in this Agreement shall be true on and as of the date of such Loan; and

          (d)  after giving effect to such Loan, the Total
     Outstandings will  not exceed the Total Commitment.

Each request for a Loan shall be deemed to be a representation and warranty by the Company that the conditions precedent specified in clauses (b), (c) and
(d) above have been satisfied.


                    ARTICLE VII

          Representations and Warranties

     The Company represents and warrants that:

     7.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     7.02 Corporate and Governmental Authorization; Contravention.
The execution, delivery and performance by the Company of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     7.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Company, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company.

     7.04 Financial Information.

          (a) The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries at December 31, 1998 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Company's annual report for the year ended December 31, 1998 as filed with the Securities and Exchange Commission on Form 10-K, a copy of which has been delivered to each Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

          (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries at June 26, 1999 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Company's quarterly report for the fiscal quarter ended June 26, 1999 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each Lender, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments and the absence of footnotes).

          (c) Except as disclosed in the Company's Form 10-Q filed on May 11, 1999, since December 31, 1998 there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated
     Subsidiaries, considered as a whole.

     7.05 Litigation. Except as disclosed on Schedule 7.05, there is no action, suit or proceeding pending, or to the knowledge of any of the Company threatened, against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or which in any manner questions the validity of this Agreement or the Notes.

     7.06 Compliance with ERISA. Each of the Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted).

     7.07 Taxes. The Company and its Subsidiaries have filed all foreign, United States federal, state and local income, excise and other tax returns which are required to be filed by them and have paid or made provision for the payment of all taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. The federal income tax liability, if any, of the Company and its Subsidiaries has been determined by the IRS and paid for all years prior to and including the fiscal year ended December 31, 1996.

     7.08 Subsidiaries. Each of the Company's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     7.09 Not an Investment Company.  The Company is not an
"investment company" within the meaning of the Investment Company Act of 1940, as amended.

     7.10 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on business, operations and properties of the Company and its Subsidiaries, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Subsidiaries taken as a whole.

     7.11 Year 2000. The Company and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the "Year 2000 Problem" (that is the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Company reasonably believes that the "Year 2000 Problem" could not reasonably be expected to have a Material Adverse Effect.

     7.12 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies (and/or pursuant to a self-insurance program) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

     7.13 Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

     7.14 Use of Proceeds. The Company will use the proceeds of the Loans solely for the purposes described in Section 8.07.

                   ARTICLE VIII

                     Covenants

     The Company agrees that so long as any Lender has any Commitment hereunder or any amount payable by the Company hereunder remains unpaid:

     8.01 Information. The Company will deliver to the Administrative Agent and each of the Lenders:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the Securities and Exchange Commission and audited by Deloitte &
     Touche LLP or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, GAAP and consistency by the chief financial officer, the chief accounting officer or the vice president - treasurer of the Company;

          (c) simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 8.02 and 8.03 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Unmatured Event of Default and, if any such event then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

          (d) forthwith upon the occurrence of any Event of Default or Unmatured Event of Default, a certificate of the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

          (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

          (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

          (g) if and when the Company or ERISA Affiliate or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

          (h) promptly upon obtaining knowledge thereof, the commencement of, or any material development in, any material litigation or governmental proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Law;

          (i) promptly upon the occurrence thereof, notice of any change in the Company's credit rating by Moody's or S&P; and

          (j) from time to time such additional information regarding the financial position or business of the Company as the Administrative Agent, at the request of any Lender, may reasonably request.

     8.02 Maximum Leverage Ratio. The Company shall not at any time permit the Leverage Ratio to exceed the applicable ratio set forth below during any period set forth below:


Fiscal Quarter Ending:
Leverage Ratio


     Prior to 7/1/00
          3.90 to 1.0

     7/1/00 through 12/30/00
          3.25 to 1.0

     12/31/00 and thereafter
          3.00 to 1.0.


     8.03 Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio (i) for any Computation Period ending prior to April 1, 2000 to be less than 2.5 to 1 and (ii) for any Computation Period ending on or after April 1, 2000 to be less than 3.00 to 1. For purposes of the foregoing, a "Computation Period" is any period of four consecutive fiscal quarters of the Company ending on the last day of a fiscal quarter.

     8.04 Negative Pledge. Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

          (a) any Lien existing on the date of this Agreement and disclosed in the financial statements referred to in Section 7.04 or set forth in Schedule 8.04, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased and the scope of the property subject to such Lien is not extended;

          (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due, or to the extent that such Lien is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;

          (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (e) Liens on property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature in each case incurred in the ordinary course of business;

          (f) Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (i) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (ii) all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed US$10,000,000;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (h) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

          (i) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (j)  Liens arising in connection with Securitization
     Transactions; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not at any time exceed in the aggregate US$150,000,000; and

          (k) in addition to Liens permitted by subsections (a) through (j) above, other Liens securing Debt in a Dollar Equivalent amount not exceeding 12.5% of Consolidated Shareholders' Equity.

     8.05 Consolidations, Mergers and Sales of Assets; Acquisitions.

          (a) The Company will not merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose of substantially all of its assets as an entirety to any other Person unless:

               (i)  the Person surviving the merger or
          consolidation is the Company; and

               (ii) immediately after giving effect to any such action, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

          (b) The Company will not, and will not permit any Subsidiary to, make any Acquisition other than (i) the acquisition of DeVilbiss Air Power Company; and (ii) Permitted Acquisitions.

     8.06 Subsidiary Debt. The Company will not at any time permit the aggregate amount of all outstanding Debt of its Subsidiaries, excluding:

          (a) Debt arising under Securitization Transactions in an aggregate amount not exceeding US$150,000,000;

          (b)  Debt under this Agreement; and

          (c)  Debt of Pentair Nova Scotia Co. under the existing
     6.68% Senior Notes due October 1, 2003 issued pursuant to a Note Purchase Agreement dated as of October 1, 1997;

to exceed fifteen percent (15%) of Consolidated Shareholders' Equity.

     8.07 Use of Proceeds. The proceeds of the Loans will be used by the Company to refinance indebtedness, for commercial paper back-up, for working capital and for other general corporate purposes (including Acquisitions permitted hereunder). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" in violation of Regulation U of the FRB.

     8.08 Compliance with Law. The Company shall, and shall cause each Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business the non-compliance with which might have a Material Adverse Effect. Without limiting the foregoing, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in compliance with all Environmental Laws, except for such noncompliance which individually or in the aggregate would not be reasonably expected to result in material liability to the Company and its Subsidiaries taken as a whole.

     8.09 Securitization Transactions. The Company shall not, and shall not permit any Subsidiary to, permit the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of the Company and its Subsidiaries in connection with Securitization Transactions to exceed a Dollar Equivalent amount of US$150,000,000.

     8.10 Insurance. The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (and/or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.


                    ARTICLE IX

                 Event of Default

     9.01 Events of Default. If one or more of the following events shall have occurred and be continuing:

          (a)  the Company shall fail to pay within two Business
     Days of the date due any principal of any Loan; or the Company shall fail to pay within five days of the date due any interest on any Loan, any fee or any other amount payable hereunder;

          (b) the Company shall fail to observe or perform any covenant contained in Sections 8.02 to 8.07, inclusive, or Section 8.09;

          (c) the Company shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender or (ii) if the Company fails to promptly notify the Administrative Agent and the Lenders of such failure as required by
     Section 8.01(d), the date on which the chief executive officer, the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company had actual knowledge of such failure;

          (d) any representation, warranty, certification or statement made by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

          (e) the Company or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized) prior to the stated maturity thereof;

          (f) the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

          (g) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

          (h) the Company or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of US$10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Company or ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds US$5,000,000; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities in an aggregate amount exceeding US$5,000,000; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding shall exceed US$5,000,000, and such proceeding shall not have been dismissed within 30 days;

          (i) a judgment or order for the payment of money in excess of a Dollar Equivalent amount of US $25,000,000 shall be rendered against the Company or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days;

          (j) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company; or

          (k) within a period of twelve consecutive months, three-fourths of the directors of the board of directors of the Company shall have changed;

then, and in any such event,

          (1) in the case of any Event of Default specified in subsection (f) or (g) above, without any notice to the Company or any other act by the Administrative Agent or any Lender, the Commitments shall immediately terminate and the Loans and all other obligations of the Company hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and

          (2) in the case of any other Event of Default, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Company (with a copy to all Lenders), terminate the Commitments, which shall thereupon immediately terminate, and/or
     (ii) if requested by the Required Lenders, by notice to the Company (with a copy to all Lenders), declare the Loans and all other obligations of the Company hereunder to be, and the Loans and such obligations shall thereupon become, immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

     9.02 Notice of Default. The Administrative Agent shall give notice to the Company under subsection 9.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

                     ARTICLE X

             The Administrative Agent

     10.01 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative
Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. With-out limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not in-tended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.03 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note, or for any failure of the Company or any other Person to perform its obligations hereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Company or any of its Subsidiaries or Affiliates.

     10.04     Reliance by Administrative Agent.

               (i) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

               (ii) For purposes of determining compliance with the conditions specified in Article VI, each Lender that has executed this Agreement and funded its initial Loans on the Closing Date shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

     10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". If the Administrative Agent receives such a notice, the Administrative Agent will promptly notify the Lenders of its receipt thereof. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

     10.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     10.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), in accordance with their Pro Rata
Shares, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the reasonable fees and changes of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertakings in this Section shall survive the termination hereof and the resignation or replacement of the Administrative Agent.

     10.08     Administrative Agent in Individual Capacity.  Bank of
America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though
Bank of America were not the Administrative Agent, in each case without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or an Affiliate) and acknowledge that Bank of America and its Affiliates shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America (and any of its Affiliates which is or may become a Lender) shall have the same rights and powers under this Agreement as any other
Lender and may exercise the same as though it were not the Administrative
Agent.

     10.09 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent, which successor agent shall, so long as no Event of Default exists, be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor Administrative Agent from among the Lenders and the Company. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the applicable retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Section 11.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, such retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     10.10     Withholding Tax.

     (a) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 (or any applicable successor form) to the Administrative Agent and such Lender sells, assigns, grants a participation in or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of the obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender's IRS Form 1001 (or such successor form) as no longer valid, and such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

     (b) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 (or any applicable successor form) with the Administrative Agent sells, assigns, grants a participation in or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

     (c) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If any forms or other documentation required by subsection 5.05(e) are not delivered to the Administrative Agent by any Lender, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax.

     10.11 Funding Reliance. (a) Unless the Administrative Agent receives notice from a Lender by noon, Chicago time, on the day of a proposed Committed Borrowing that such Lender will not make available to the Administrative Agent an amount equal to its Pro Rata Share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent such Lender has not made such amount available to the Administrative Agent, such Lender and the Company jointly and severally agree to repay such amount to the Administrative Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans included in such Committed Borrowing or, in the case of any Lender which repays such amount within three Business Days, the Federal Funds Rate (together with such other compensatory amounts as may be required to be paid by such Lender to the Administrative Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time). Nothing set forth in this clause (a) shall relieve any Lender of any obligation it may have to make any Loan hereunder.

     (b) Unless the Administrative Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Administrative Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Lender its share of such payment. If and to the extent that the Company has not made any such payment to the Administrative Agent, each Lender which received a share of such payment shall repay such share (or the relevant portion thereof) to the Administrative Agent forthwith on demand, together with interest thereon at the Federal
Funds Rate. Nothing set forth in this clause (b) shall relieve the Company of any obligation it may have to make any payment hereunder.

     10.12     Other Agents.    No Person identified herein as a
"Co-Documentation Agent" or a "Syndication Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Persons as such. Without limiting the foregoing, no Person so identified as a "Co-Documentation Agent" or a "Syndication
Agent" shall have or be deemed to have any fiduciary relationship with any Person. Each Person acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


                    ARTICLE XI

                   Miscellaneous

     11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing), except where specifically permitted to be given orally, and shall be given to such party at its address or facsimile number set forth on
Schedule 11.01 or such other address or facsimile number as such party may hereafter specify for the purpose by notice to (i) in the case of the Company, the Administrative Agent and the Lenders, and (ii) in the case of any Lender, the Administrative Agent and (iii) in the case of the Administrative Agent, the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, four Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to Administrative Agent shall not be effective until received. Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice, and the Administrative Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent or such Lender to be contained in any telephonic or facsimile notice.

     11.02 No Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any respective right, power or privilege hereunder or under any Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.03 Expenses; Documentary Taxes; Indemnification. (a) The Company shall pay upon demand (i) all reasonable expenses of the Administrative Agent and the Lead Arrangers, including the reasonable fees and charges of a single joint counsel for the Administrative Agent and the Lead Arrangers, in connection with the preparation, execution and delivery of this Agreement, any waiver or consent hereunder or any amendment hereof and any Event of Default or Unmatured Event of Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender, including fees and disbursements of counsel for the Administrative Agent and each Lender (who may be employees of the Administrative Agent or such Lender), in connection with such Event of Default or Unmatured Event of Default and collection and other enforcement proceedings resulting therefrom. The Company shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any Note.

     (b) Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold the Agent-Related
Persons and each Lender and their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney's fees and charges) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the resignation or replacement of the Administrative Agent or the replacement of any Lender) arise out of or result from an action, suit, proceeding (including any insolvency or appellate proceeding) or claim asserted against any such Indemnified Person directly relating to this Agreement or any document contemplated by or referred to herein, the transactions contemplated hereby or the use of the proceeds of any Loan, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities resulting from such Indemnified Person's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The agreements in this Section shall survive termination of this Agreement and payment of all other obligations of the Company hereunder.

     11.04 Amendments and Waivers. Any provision of this Agreement or any Note may be amended, modified or waived if, but only if, such amendment, modification or waiver is in writing and is signed by the Company and the Required Lenders and acknowledged by the Administrative Agent; provided that no such amendment, modification or waiver shall, unless signed by all Lenders and delivered to the Administrative Agent:

          (a) increase the Commitment of any Lender or subject any Lender to any additional obligations;

          (b) reduce the principal of or rate of interest on any Loan or any fee hereunder;

          (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fee hereunder;

          (d) change the definition of "Required Lenders" or the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action under this Agreement; or

          (e)  amend this Section 11.04;

and provided, further, that no provision hereof affecting the rights or obligations of the Administrative Agent, in its capacity as such, may be amended, modified or waived without the written consent of the Administrative Agent.

     11.05 Collateral. Each of the Lenders represents that it in good faith is not relying upon any "margin stock" (as defined in Regulation U of the FRB) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     11.06     Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement.

          (b) Any Lender may, with the written consent of the Company and the Administrative Agent, which consents shall not be unreasonably withheld or delayed (and provided that (i) no written consent of the Company shall be required if an Event of Default then exists and (ii) no such written consents shall be required in connection with any assignment and delegation by a Lender to a bank or other financial institution that is an Affiliate of such Lender or to another Lender (so long as such assignment will not result in any increased costs to the Company)), at any time assign and delegate to one or more banks or other financial institutions (each an "Assignee") all or any ratable part of all of the Committed Loans, its Commitment and the other rights and obligations of such Lender hereunder;
     provided, however, that (i) if the Long Term Credit Agreement is in effect, any Lender shall concurrently assign to the same Assignee a proportionate share of its rights and obligations under the Long Term Credit Agreement; (ii) except in the case of an assignment by a Lender of all of its Committed Loans, its Commitment and the other rights and obligations of such Lender hereunder and (if applicable) under the Long Term Credit Agreement, the sum of the amount of the Commitment so assigned and the amount (if any) of the "Commitment" of such Lender under and as defined in the Long
     Term Credit Agreement concurrently assigned to the same Assignee shall not be less than US$5,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent in their sole discretion in the case of an assignment to an Affiliate of such Lender); and (iii) the other parties hereto may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee;
     (y) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance together with any Note subject to such assignment and (z) the assignor Lender or Assignee shall have paid to the Administrative
     Agent a processing fee in the amount of US$3,500 (which fee shall cover both the assignment hereunder and any concurrent assignment under the Long Term Credit Agreement).

          (c) From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and, to the extent required, provided its consent and received the consent of the Company with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights hereunder have been assigned to it and obligations hereunder have been assumed by it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

          (d)  Within five Business Days after the Administrative
     Agent notifies the Company that it has received (and to the extent required, provided its consent and any other consents with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, the Company shall, if requested by the Assignee and/or the assignor Lender, as applicable, execute and deliver to the Administrative Agent a new Note evidencing such Assignee's assigned Loans and, if the assignor Lender has retained a portion of its Loans and its Commitment, a replacement Note evidencing the Loans retained by the assignor Lender (such Note to be in exchange for, but not in payment of, the Note held by such assignor Lender). The Company designates the Administrative Agent as its agent for maintaining a book entry record of ownership identifying the Lenders, their respective addresses and the amount of the respective Loans and Notes which they own. The foregoing provisions are intended to comply with the registration requirements in Treasury Regulation Section 5f.103-1 so that the Loans and Notes are considered to be in "registered form" pursuant to such regulation. The entries in such book entry record shall be conclusive and binding, absent manifest error, regarding ownership of the Loans and Notes.

          (e) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loan, the Commitment of such Lender and the other interests of such Lender (the "originating Lender") hereunder; provided, however, that (i) the originating
     Lender's obligations under this Agreement shall remain unchanged,
     (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Administrative Agent and the other parties hereto shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders.
     In the case of any such participation, the Participant shall be entitled to the benefit of Article V, as though it were also a Lender hereunder (provided that the Company shall not be obligated to pay any amount under Article V to any Participant which is greater than the Company would have been required to pay to the originating Lender if no such participation had been sold), and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, the Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Each Lender that sells a participation will maintain a book entry record of ownership identifying each of its Participants and the amount of the participation owned by each such Participant. Such book entry record of ownership shall be maintained by the Lender as agent for the Company and the Administrative Agent. This provision is intended to comply with the registration requirements in Treasury Regulation Section 5f.103-1 so that the Loans and Notes are considered to be in "registered form" pursuant to such regulation.
     The entries in such book entry record shall be conclusive and binding, absent manifest error, regarding ownership of such participations.

          (f) Any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Company, the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Committed Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of any Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof.
     The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute, or join any other Person in instituting, against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United
     States or any State thereof with respect to any claim arising out of this Agreement. In addition, notwithstanding anything to the contrary contained in this subsection 11.06(f), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Committed Loans to the Granting Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Committed Loans and (ii) disclose on a confidential basis any non-public information relating to its Committed Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

          (g) Notwithstanding any other provision in this Agreement, (i) any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve
     Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided that any foreclosure or similar action by such holders, trustee or representative shall be subject to the provisions of this Section concerning assignments.

     11.07 Governing Law. This Agreement and each Note shall be construed in accordance with and governed by the substantive laws of the State of Illinois without regard to the choice of law provisions thereof.

     11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Administrative Agent shall have received counterparts hereof signed by all of the parties hereto, and the Administrative Agent shall promptly notify the other parties hereto of such effectiveness.

     11.09 Confidentiality. Each Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company's or such Subsidiary's behalf, under this Agreement, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or (ii) was or becomes available on a non-confidential basis from a source other than the Company and its Subsidiaries, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as expressly permitted under the terms of any other document or agreement to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (i) to its Affiliates.

     11.10     Waiver of Jury Trial.  THE COMPANY, THE
ADMINISTRATIVE AGENT AND EACH LENDER HEREBY
WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR
PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER
THIS AGREEMENT, ANY NOTE AND ANY AMENDMENT,
INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR
WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION
HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP
EXISTING IN CONNECTION WITH ANY OF THE FOREGOING,
AND AGREES THAT ANY SUCH ACTION OR PROCEEDING
SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     11.11     Consent to Jurisdiction.  THE COMPANY HEREBY
EXPRESSLY AND IRREVOCABLY SUBMITS TO THE
JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS
AND OF THE UNITED STATES DISTRICT COURT FOR THE
NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY
LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS
AGREEMENT.  THE COMPANY FURTHER IRREVOCABLY
CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH
LITIGATION BY REGISTERED MAIL, POSTAGE PREPAID, OR BY
PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF
ILLINOIS.  TO THE EXTENT THAT THE COMPANY HAS OR
HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM
JURISDICTION OF ANY COURT OR FROM ANY LEGAL
PROCESS (WHETHER THROUGH SERVICE OR NOTICE,
ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID
OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF
OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY
WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS
UNDER THIS AGREEMENT.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              PENTAIR, INC.
                              By
                              Title


                              BANK OF AMERICA, N.A., as Administrative Agent
                              By
                              Title


                              BANK OF AMERICA, N.A.
                              By
                              Title


                              THE  FIRST NATIONAL BANK OF CHICAGO
                              By
                              Title


                              U.S. BANK NATIONAL ASSOCIATION
                              By
                              Title


                              MORGAN GUARANTY TRUST COMPANY OF
                                NEW YORK
                              By
                              Title


                              FIRST UNION NATIONAL BANK
                              By
                              Title


                              THE INDUSTRIAL BANK OF JAPAN, LIMITED
                              By
                              Title

                              By
                              Title


                              THE BANK OF TOKYO - MITSUBISHI, LTD.,
                                CHICAGO BRANCH
                              By
                              Title

                              By
                              Title


                              BANK HAPOALIM B.M.
                              By
                              Title

                              By
                              Title


                              CREDIT AGRICOLE INDOSUEZ
                              By
                              Title

                              By
                              Title


                              CREDIT LYONNAIS CHICAGO BRANCH
                              By
                              Title

                              By
                              Title


                              SUNTRUST BANK, CENTRAL FLORIDA, N.A.
                              By
                              Title


                              WELLS FARGO BANK, NATIONAL
                                ASSOCIATION
                              By
                              Title


                              BANCA DI ROMA - CHICAGO BRANCH
                              By
                              Title

                              By
                              Title


                              BANCA NAZIONALE DEL LAVORO S.p.A. NEW
                                 YORK BRANCH
                              By
                              Title

                              By
                              Title


                              BANKBOSTON, N.A.
                              By
                              Title


                              BANK OF MONTREAL
                              By
                              Title


                              THE BANK OF NEW YORK
                              By
                              Title


                              BANQUE NATIONALE DE PARIS
                              By
                              Title

                              By
                              Title


                              CREDIT SUISSE FIRST BOSTON
                              By
                              Title

                              By
                              Title


                              FIRSTAR BANK OF MINNESOTA, N.A.
                              By
                              Title


                              FLEET NATIONAL BANK
                              By
                              Title


                              MELLON BANK, N.A.
                              By
                              Title


                              SANWA BANK LIMITED
                              By
                              Title

                              By
                              Title


                              COMMERZBANK AKTIENGESELLSCHAFT,
                                NEW YORK AND GRAND CAYMAN BRANCHES
                              By
                              Title

                              By
                              Title


                              MICHIGAN NATIONAL BANK
                              By
                              Title


                              NATIONAL CITY BANK
                              By
                              Title


                              BANCO ESPIRITO SANTO, S.A. NEW YORK
                                BRANCH
                              By
                              Title


                              By
                              Title

                   SCHEDULE 1.01

                 PRICING SCHEDULE


     The Applicable Margin and the Facility Fee Rate shall be calculated based on the table below and the other provisions of this Schedule 1.01.





            Level I  Level II  Level III Level IV   Level V   Level VI Level VII

Senior Debt
Ratings     A-A3 or
            Higher   BBB+/Baal BBB/Baa2  BBB&Baa3
                                            or
                                         BBB-&Baa2  BBB-/Baa3

                                                              BB+/Bal
                                                                        BB/Ba2
                                                                           or
                                                                         Lower

Total Debt/
EBITDA     <=1.5
                  >1.5 but <=2.0
                             >2.0 but <=2.25
                                        >2.25 but <=2.5
                                                  >2.5 but <=3.0
                                                          >3.0 but <=3.5
                                                                         >=3.5

Applicable
Margin     37.5     47.5         57.5      68.75      80.0    102.5      122.5

Facility Fee
(bps)      12.5     15.0         17.5      18.75      20.0     22.5       27.5

Initially, the Applicable Margin and the Facility Fee Rate (collectively the "Pricing") shall be 1.025%, and 0.225%, respectively.

If at any time after December 1, 1999 both Moody's and S&P have issued a credit rating for the Company's long term senior unsecured Debt (a "Senior Debt Rating"), the Pricing shall be determined based such Senior Debt Ratings (as shown in the table above). If one Senior Debt Rating is higher than the other, the lower Senior Debt Rating shall determine the Pricing unless Level IV above applies. If the Pricing is determined based on the Senior Debt Ratings, the Pricing shall be adjusted two Business Days after any applicable change in any Senior Debt Rating.

If at any time after December 1, 1999, either Moody's or S&P does not have in effect a Senior Debt Rating, the Pricing shall be determined based upon the Leverage Ratio (as shown in the table above) as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered and shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each Fiscal Quarter; provided that if the Pricing is determined pursuant to this paragraph and the Company fails to deliver the financial statements required by Section
8.01 by the due date therefor, the Pricing that would apply if the Leverage Ratio were greater than or equal to 3.5 to 1 shall apply from such due date until such financial statements are delivered.



                  SCHEDULE 2.01


                    COMMITMENTS
                AND PRO RATA SHARES


                                                                      Pro Rata
     Lender                                       Commitment          Share

Bank of America, N.A.                             $32,812,500         8.75000%
The First National Bank of Chicago                $32,812,500         8.75000%
Morgan Guaranty Trust Company of New York         $32,812,500         8.75000%
U.S. Bank National Association                    $32,812,500         8.75000%
First Union National Bank                         $18,750,000         5.00000%
The Industrial Bank of Japan, Limited             $18,750,000         5.00000%
The Bank of Tokyo - Mitsubishi, Ltd.,
 Chicago Branch                                   $18,750,000         5.00000%
Bank Hapoalim B.M.                                $11,015,625         2.93750%
Credit Agricole Indosuez                          $11,015,625         2.93750%
Credit Lyonnais Chicago Branch                    $11,015,625         2.93750%
SunTrust Bank, Central Florida, N.A.              $11,015,625         2.93750%
Wells Fargo Bank, National Association            $11,015,625         2.93750%
Banca di Roma - Chicago Branch                    $9,375,000          2.50000%
Banca Nazionale del Lavoro S.p.A.
  New York Branch                                 $9,375,000          2.50000%
BankBoston, N.A.                                  $9,375,000          2.50000%
Bank of Montreal                                  $9,375,000          2.50000%
The Bank of New York                              $9,375,000          2.50000%
Banque Nationale de Paris                         $9,375,000          2.50000%
Credit Suisse First Boston                        $9,375,000          2.50000%
Firstar Bank of Minnesota, N.A.                   $9,375,000          2.50000%
Fleet National Bank                               $9,375,000          2.50000%
Mellon Bank, N.A.                                 $9,375,000          2.50000%
Sanwa Bank Limited                                $9,375,000          2.50000%
Commerzbank Aktiengesellschaft, New York
 and Grand Cayman Branches                        $8,203,125          2.18750%
Michigan National Bank                            $8,203,125          2.18750%
National City Bank                                $8,203,125          2.18750%
Banco Espirito Santo, S.A. New York Branch        $4,687,500          1.25000%

TOTAL                                           $375,000,000        100.00000%



                   SCHEDULE 8.04

                      LIENS


                    - None -



                SCHEDULE 11.01

                NOTICE ADDRESSES


Pentair, Inc.
1500 County Road B2 West
St. Paul, Minnesota 55113-3105
Attn:  Roy Rueb
651-639-5258
651-639-5251 (fax)

Bank of America, N.A, as Administrative Agent

For administrative notices regarding borrowings, payments, conversions, continuations, fees, interest and similar notices:
Agency Administrative  Services 5596
Mail Code CA4-706-05-09
1850 Gateway Blvd.
Concord, CA 94520-3282
Attn:   Michele L. Widmer
925-675-8430
925-675-8500 (fax)

For notices regarding amendments, waivers, financial statements, assignments and all other notices:
Agency Management 10831
Mail Code CA5-701-12-09
1455 Market Street
San Francisco, CA 94103-1399
Attn:  Gary G. Flieger
415-436-3484
415-503-5005 (fax)

Bank of America, National Association, as a Committed Lender
Credit Contact:
231 South LaSalle Street- 9th Floor
Chicago, IL 60697
Attn:  Lisa S. Donoghue
312-828-3898
312-987-7384 (fax)


The First National Bank of Chicago, as a Committed Lender
Credit Contact:
One First National Plaza, 14th Floor
Mail Code IL1-0364
Chicago, IL 60670
Attn:   Lisa Whatley, Vice President
312-732-6503
312-732-1117 (fax)

Administrative/ Operations and Bid Loan Contact:
One First National Plaza
Mail Code IL1-0088
Chicago, IL 60670
Attn:  Anthony Catron, Client Service Assoc.
312-732-6137
312-732-2715 (fax)


U.S. Bank National Association
Credit Contact:
601 2nd Avenue South
MPFP0702
Minneapolis, MN 55402-4302
Attn:  Mark R. Olmon
612-973-1085
612-973-0825 (fax)

Administrative/ Operations Contact:
601 2nd Avenue South - MPFP0702
Minneapolis, MN 55402-4302
Attn:  Karen Johnson
612-973-0546
612-973-0825 (fax)

Morgan Guaranty Trust Company of New York
Credit Contact:
60 Wall Street
New York, NY 10260-0060
Attn:  David Stone
212-648-1291
212-648-5014 (fax)

Administrative/ Operations Contact:
Morgan Christiana Center
500 Stanton Christiana Road
Newark, DE 19713-2107
Attn:  Andrew Lipsett, Associate
Telex Number:  177615 MGT UT or 620106 MGT UW
302-634-1872 (fax)

Banca di Roma - Chicago Branch
Credit and Bid Loan Contact:
225 West Washington - Suite 1200
Chicago, IL 60606
Attn:  Joyce Montgomery
312-704-2648
312-726-3058 (fax)

Administrative/ Operations Contact:
225 West Washington, Suite 1200
Chicago, IL 60606
Attn:  Ms. Enza Geraci
312-704-2603
312-726-3058 (fax)

Banca Nazionale del Lavoro S.p.A. New York Branch
Credit Contact:
New York Branch at Rockefeller Plaza
25 West 51st Street
New York, NY 10019
Attn:  Mike Medida
212-314-0263
212-489-9088 (fax)

Banco Espirito Santo, S.A. New York Branch
Credit Contact:
320 Park Avenue
New York, NY 10022
Attn:  Terry Hull
212-702-3430
212-750-3999 (fax)

Administrative/ Operations Contact:
320 Park Avenue
New York, NY 10022
Attn:  Lori Thompson
212-702-3466
212-980-1777 (fax)

Bank Hapoalim B.M.
Credit Contact:
225 N. Michigan Ave., Suite 900
Chicago, IL 60601
Attn:  Michael J. Kearney, Vice President
312-228-6425
312-228-6490 (fax)
and
Attn:  Michael J. Byrne, Vice President, Sr. Lending Officer
312-228-6410
312-228-6490 (fax)

Administrative/ Operations Contact:
Attn:  Karen M. Adams, Loan Administrator
312-228-6453
312-228-6490 (Fax)

Bank of Montreal
Credit Contact:
115 South LaSalle Street
13th Floor West
Chicago, IL 60603
Attn:  Pamela Schwartz
312-750-4300

The Bank of New York
Credit Contact:
One Wall Street, 19th Floor
New York, NY 10286
Attn:  Richard A. Raffetto, Vice President
212-635-8044
212-635-1208/09 (fax)

Administrative/ Operations and Bid Loan Contact:
Attn:  Yvonne M. Forbes, Assitant Treasurer
212-635-6691
212-635-7926 (fax)

The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch
Credit Contact:
90 South Seventh Street
5100 Norwest Center
Minneapolis, MN 55402-4122
Attn:  Jeffrey R. Arnold, Vice President and Manager
612-333-0505
612-333-3735 (fax)

Administrative/ Operations Contact:
Attn:  Janice Henning, Loan Administration
312-696-4710
312-696-4532 (fax)
254009 BTMCGO

Bid Loan Contact:
Attn:  Jeffrey R. Arnold
612-333-0505
612-333-3735 (fax)

BankBoston, N.A.
Credit and Bid Loan Contact:
100 Federal Street
Mail Stop 01-10-01
Boston, MA 02110
Attn:  Esteban Arrondo, Vice President
617-434-8976
617-434-0601
eaarrondo@bkb.com (e-mail)

Administrative/ Operations Contact:
100 Federal Street
Mail Stop 01-10-01
Boston, MA 02110
Attn:  Monica Adler, Senior Account Manager
617-434-3119
617-434-0601 (fax)


Banque Nationale de Paris
Credit Contact:
209 South LaSalle Street
Chicago, IL 60604
Attn:  Jo Ellen Bender, Senior Vice President
312-977-2225
312-977-1380 (fax)

Administrative/ Operations Contact:
209 South LaSalle Street
Chicago, IL 60604
Attn:  Catherine Lui, Assistant Vice President
312-977-1386
312-977-2234 (fax)

Bid Loan Contact:
209 South LaSalle Street
Chicago, IL 60604
Attn:  Tim Alvord, Loan Administrator
312-977-2250
312-977-2234 (fax)


Commerzbank Aktiengesellschaft,
   New York and Grand Cayman Branches
Credit Contact:
20 South Clark Street - Suite 2700
Chicago, IL 60603
Attn:  Mr. J. Timothy Shortly
(312) 795-1620
(312) 236-2827 (fax)

Administrative/ Operations Contact:
Two World Financial Center
New York, NY 10281-1050
Attn:  Mr. Al Caputo
212-266-7694
212-266-7772 (fax)

Bid Loan Contact:
20 South Clark Street - Suite 2700
Chicago, IL 60603
Attn:  Mr. J. Timothy Shortly
312-795-1620
312-236-2827 (fax)


Credit Agricole Indosuez
Credit Contact:
55 E. Monroe- Suite 4700
Chicago, IL 60603
Attn:  Richard Drennan, Vice President
312-917-7441
312-372-9329 (fax)

Administrative/ Operations and Bid Loan Contact:
Credit Administration
55 E. Monroe, 47th Floor
Chicago, IL 60603
Attn:  Susan Kolodziey
312-917-7560
312-372-4421 (fax)

Credit Lyonnais Chicago Branch
Credit Contact:
227 W. Monroe Street - Suite 3800
Chicago, IL 60606
Attn:  Corey Billups
312-220-7309
312-641-0527 (fax)

Administrative/ Operations and Bid Loan Contact:
Credit Lyonnais Chicago Branch
227 W. Monroe Street, suite 3800
Chicago, IL 60606
Attn:  Michelle Evans
312-220-7319
312-641-5834 (fax)

Credit Suisse First Boston
Credit Contact:
11 Madison Avenue - 20th Floor
New York, NY 10010
Attn:  David Kratovil
212-325-9155
212-325-8615
David.Kratovil@csfb.com

Administrative/ Operations Contact:
5 World Trade Center, 8th Floor
New York New York 10048
Attn:  Ron Davis
212-325-1965
212-335-0593 (fax)

Bid Loan Contact:
Janko Gogolja
11 Madison Avenue, 20th Floor
New York, NY 10010
212-325-0699
212-325-8319 (fax)

First Union National Bank
Credit and Bid Loan Contact:
301 S. College Street
Charlotte, NC 28288-0745
Attn:  Peter D. Steffen
704-383-9214
704-383-7236 (fax)

Administrative/ Operations Contact:
201 S. College Street
Charlotte, NC 28288-1183
Attn:  Todd Tucker, CSNA
704-383-0905
704-383-7999 (fax)


Firstar Bank of Minnesota, N.A.
Credit and Bid Loan Contact:
101 E. Fifth Street, 12th Floor
St. Paul, MN 55101-1860
Attn:  Dennis Ruggles, Vice President
651-229-6641
651-298-6026 (fax)

Administrative/ Operations Contact:
Firstar Bank of Minnesota
101 E. Fifth Street, 12th Floor
St. Paul, MN 55101-1860
Attn:  Patricia Hollier, Administrative Assistant
651-225-3843
651-298-6026 (fax)

Fleet National Bank
Credit Contact:
One Federal Street
Mail Stop MA-OF-DO7K
Boston, MA 02211
Attn:  David Harnisch
617-346-0597
617-346-0145 (fax)

Administrative/ Operations Contact:
One Federal Street
MA OF DO7K
Boston, MA 02211
Attn:  Jung Vetters, Loan Administrator
617-346-4928
617-346-0595 (fax)

The Industrial Bank of Japan, Limited
Credit Contact:
227 West Monroe Street - Suite 2600
Chicago, IL 60606
Attn:  Koichi Zaiki
312-855-8254
312-855-8200 (fax)

Administrative/ Operations Contacts:
Credit Administration #1 Department
1251 Avenue of the Americas
New York, New York 10020-1104
Attn:  Agnes Aberin
212-282-4061
212-282-4478 (fax)

and

Attn:  Richard Emmich, Vice President
212-282-4092
212-282-4478 (fax)

Mellon Bank, N.A.
Credit Contact:
1 Mellon Bank Center
Room 370
Pittsburgh, PA 15258-0001
Attn:  Louis Flori, Relationship Manager
412-234-7298
412-236-1914 (fax)

Administrative/ Operations Contact:
3 Mellon Bank Center
Pittsburgh, PA 15259
Attn:  Richard Bouchard, Loan Administrator
412-234-5767
412-209-6117 (fax)


Michigan National Bank
Credit Contact:
27777 Inkster Road
Farmington Hills, MI 48333
Mail Code 10-36
Attn:  Annette Gordon, Relationship Manager
248-473-4337
248-473-4345
annette.gordon@mnco.com (e-mail)

Administrative/ Operations Contact:
27777 Inkster Road
Farmington Hills, MI 48333
Mail Code 10-36
Attn:  Jessie Massey, Secretary
248-473-4379
248-473-4345 (fax)

National City Bank
Credit Contact:
20 N. Wacker Drive - Suite 3012
Chicago, IL 60606
Attn:  Matthew R. Klinger, Asst. Vice President
312-739-0953
312-240-0301 (fax)
mklinger@gateway.net (e-mail)

Administrative/ Operations and Bid Loan Contact:
23000 Mill Creek Blvd.
Highland Hills, OH 44122
Attn:  Revette Vickerstaff, Manager
216-488-7080
216-488-7110

Sanwa Bank Limited
Credit Contact:
10 S. Wacker Drive
Chicago, IL 60606
Attn:  Ken Eichwald, First Vice President
312-368-3006
312-346-6677 (fax)

Administrative/ Operations Contact:
55 East 52nd Street
24th Floor
New York, New York 10055
Attn:  Renko Hara, Assistant Vice President
212-339-6390
212-754-2368 (fax)

SunTrust Bank, Central Florida, N.A.
Credit Contact:
200 South Orange Avenue
Orlando, FL 32801
Attn:  Joseph B. Kabourek
407-237-4284
407-237-6894 (fax)

Administrative/ Operations and Bid Loan Contact:
Attn:  Joanna Contreras
407-237-5283
407-237-5342 (fax)

Wells Fargo Bank, National Association
Credit Contact:
Sixth & Marquette
MAC-N9305-031
Minneapolis, MN 55479
Attn:  Robert Carino
612-667-3751
612-667-4145 (fax)

Administrative/ Operations Contact:
201 Third St.
MAC-0187-081
San Francisco, CA 94103
Attn:  Ginnie Padgett, VP/Manager
415-477-5374
415-979-0675 (fax)

Bid Loan Contact:
Sixth & Marquette
MAC N9305-031
Minneapolis, MN 55479
Attn:  Ethel Phillips, Relationship Associate
612-667-0803
612-667-4145 (fax)


                  EXHIBIT G

                     FORM OF
              REQUEST FOR EXTENSION

       ___________________________, _____

Bank of America, N.A.,
     as Administrative Agent, and the
     Lenders party to the Credit Agreement
     referred to below
[address]

Ladies and Gentlemen:

     Reference is made to the 364-Day Credit
Agreement, dated as of September 2, 1999 (as amended from time to time, the "Credit
Agreement"), among Pentair, Inc. (the "Company"), the financial institutions party thereto as Lenders, Bank One Capital Markets, Inc., as
Syndication Agent, U.S. Bank National Association and Morgan Guaranty Trust Company of New York, as
Co-Documentation Agents, and Bank of America,
N.A., as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

     In accordance with Section 2.07 of the Credit
Agreement, the Company hereby requests an extension of the Termination Date from ___________, ____ to ___________, ____ (the
"Extension").

     Please indicate on Attachment I hereto
whether or not you agree to extend the Termination
Date pursuant to Section 2.07 of the Credit
Agreement.  Please complete and return Attachment
I to the Administrative Agent within 15 Business
Days of the date hereof.


                                   Very truly yours,

                                   PENTAIR, INC.

                                   By:_________________________
                                   Title:______________________


           ATTACHMENT I TO EXHIBIT G


Bank of America, N.A.,
 as Administrative Agent
[address]

Ladies and Gentlemen:

     Please refer to the letter dated as of
[_________, ____], from Pentair, Inc. (the
"Company") requesting an extension of the Termination Date from __________, ____ to
__________, ____, pursuant to Section 2.07 of the 364-Day Credit Agreement, dated as of September 2,
1999 (as amended from time to time, the "Credit
Agreement"), among the Company, the financial institutions party thereto as Lenders, Bank One
Capital Markets, Inc., as Syndication Agent, U.S.
Bank National Association and Morgan Guaranty
Trust Company of New York, as Co-Documentation
Agents, and Bank of America, N.A., as
Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

     In response to the Company's request, the undersigned Lender hereby [agrees to extend the Termination Date from __________, ____ to
__________, ____][declines to extend the
Termination Date].

                                   Very truly yours,

                                   [NAME OF LENDER]

                                   By:_________________________

                                   Title:______________________